Exhibit 99.1

Response Biomedical Corp. secures US$2.5 Million Term Loan

Vancouver, British Columbia, February 11, 2014 – Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTCBB: RPBIF) today announced that it has secured a US$2.5 million term loan from Silicon Valley Bank (“SVB”). The Company will initially draw down US$1.5 million of the facility, and a further US$1.0 million will become available for draw down if certain financial targets are met on or before July 31, 2014. The Company plans to use the funds from the loan to support working capital needs for growing its markets both in the U.S. and internationally, and for general corporate purposes.

“We are pleased that our financial performance and growth opportunities have provided us with the ability to secure additional financing with attractive terms. As we recently announced, we have engaged new distributors in both the U.S. and China, which we believe will represent a firm base for long term growth in both markets. This new credit facility, coupled with our previously announced $3.1 million brokered and non-brokered private placements, gives us additional financial strength and flexibility by providing us with additional working capital to support our ability to attract new and retain existing customers,” said Mr. Bill Adams, Response’s Chief Financial Officer.

“We are pleased to support Response in its ongoing development of new and existing markets for its RAMP technology. SVB works with thousands of companies across the innovation sector in North America — and worldwide — and we look forward to providing the financial services Response needs to continue to grow,” said Minh Le, Managing Director and Deal Team Leader of Silicon Valley Bank in the Pacific Northwest.

Under the terms of the loan agreement entered into with SVB (the “Loan Agreement”), the total proceeds of US$2.5 million will be made available in tranches of US$1.5 million upon closing and the remaining US$1.0 million at the discretion of the Company at any time prior to September 30, 2014 if certain revenue targets are met by July 31, 2014 and the Company remains in compliance with the terms of the Loan Agreement. The loan matures on May 1, 2017 and bears an interest rate of Wall Street Journal Prime Rate plus 2.5% annually. Interest only payments will be made until October 1, 2014 at which time, 32 equal monthly installments of principal plus accrued interest will be made through to maturity. Response has provided SVB with 52,796 warrants with an exercise price of $1.831 per warrant and a term of 10 years. The loan will be secured by substantially all of the assets of the Company and includes financial covenants related to certain revenue and liquidity targets.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 28 U.S. offices and six international operations. (Nasdaq:SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our plans to use the funds from the loan to support working capital needs for growing its markets both in the U.S. and internationally and for general corporate purposes, our plans to use our new distributors in both the U.S. and China as a firm base for long term growth in both markets, our belief that this new credit facility, coupled with our previously announced $3.1 million brokered and non-brokered private placements, will give us additional financial strength and flexibility by providing us with additional working capital to support our ability to attract and retain new customers and our ability to meet the financial covenants related to certain revenue and liquidity targets in order to draw down the additional tranche of up to US$1.0 million and remain in compliance with the terms of the Loan Agreement. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com